EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 29, 1998, except for Note 7 as to which the date is October 1, 1998, appearing on page 5 of Hollywood Entertainment Corporation's Current Report on Form 8-K/A dated October 1, 1998.

PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
San Francisco, California
September 13, 1999